Exhibit 32.1

CERTIFICATE OF

PRINCIPAL EXECUTIVE OFFICER

AND

PRINCIPAL FINANCIAL OFFICER

OF

ADUDDELL INDUSTRIES, INC.

I, Tim Aduddell, President, Chief Executive Officer and Interim Chief Financial Officer of Aduddell Industries, Inc. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended March 31, 2008 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at March 31, 2008, and the results of the Company’s operations for the quarter ended March 31, 2008.

Date: May 15, 2008	/s/ Tim Aduddell

Tim Aduddell
President, Chief Executive Officer and
Interim Chief Financial Officer